Exhibit 5.1

David G. Peinsipp
+1 415 693 2177
dpeinsipp@cooley.com

October 26, 2021

Xos, Inc.

3550 Tyburn Street, Unit 100

Los Angeles, CA 90065

Ladies and Gentlemen:

We have acted as counsel to Xos, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 19,706,302 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (a) 16,421,919 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), (b) 3,284,383 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”), and (c) 2,034,572 shares of Common Stock issuable pursuant to the Company’s 2018 Stock Plan (the “2018 Plan,” together with the 2021 Plan and 2021 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, (c) the Plans, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. We have assumed that the approvals of the Plans by the board of directors and shareholders of the Company as a Cayman Islands company were effective under Cayman Islands law. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com

October 26, 2021

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ David G. Peinsipp
David G. Peinsipp

Cooley LLP 3 Embarcadero Center 20th Floor San Francisco, CA 94111-4004
t: (415) 693-2000 f: (415) 693-2222 cooley.com